Exhibit 17

Exhibit 17 – List of Subsidiary Issuers of Guaranteed Securities
As of December 31, 2022, CRH America, Inc., a company incorporated in the State of Delaware and a wholly-owned consolidated subsidiary of CRH plc, is the issuer of the following securities, which are fully and unconditionally guaranteed by CRH plc:
•6.40% Notes due 2033
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